Exhibit 99.1

Supernus Announces Second Quarter 2015 Financial Results

•                  Second quarter product prescriptions totaled 91,324, representing a 99% increase over the same quarter last year and a 16% increase over the first quarter of 2015.

•                  Net product sales for the second quarter of 2015 were $34.3 million, representing a 24% increase over the same quarter last year and a 22% increase over the first quarter of 2015.

•                  Operating income for second quarter 2015 was $3.1 million, compared to operating income of $3.8 million in the same quarter last year.

•                  Regarding SPN-810, the Company met with the FDA in July, and remains on track to commence Phase III trials in the fourth quarter.

•                  The Company updated its full year 2015 financial guidance for net product sales and operating income by raising the lower end of each range.  The revised range is $135 million to $140 million for net product sales, and $8 million to $10 million for operating income.

Rockville, Md., August 4, 2015 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the second quarter of 2015 and associated company developments.

Commercial Update

Second quarter 2015 product prescriptions for Trokendi XR® and Oxtellar XR® grew by 12,561, or 16%, over the first quarter of 2015, an acceleration in growth as compared to 8,024, or 11%, between the first quarter of 2015 and the fourth quarter of 2014.  Second quarter 2015 product prescriptions grew by 99% versus second quarter 2014.

	Prescriptions	Change in Prescriptions
	Q2 2015	Q2 2015 vs Q1 2015	Q1 2015 vs Q4 2014
Trokendi XR	67,981	10,318 / 18%	7,080 / 14%
Oxtellar XR	23,343	2,243 / 11%	944 / 5%
Total prescriptions	91,324	12,561 / 16%	8,024 / 11%

Source: Product prescriptions as reported by Wolters-Kluwer/Symphony

“Strong growth in product prescriptions in the quarter reflects the solid underlying fundamentals of our epilepsy portfolio and an acceleration of sequential quarterly prescription growth compared to the previous quarter,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals.

Progress of Product Candidates

The Company’s product candidates currently in development, SPN-810 for impulsive aggression in patients who have ADHD and SPN-812 for ADHD, continue to progress on schedule.  The Company plans to initiate Phase III clinical testing for SPN-810 during the fourth quarter of 2015.

In April 2015, the Company submitted to the FDA the impulsive aggression outcome and assessment scale that it proposes to use in the SPN-810 trials. The Company met with the FDA in July to review this scale, and our proposed primary endpoint for the Phase III trials. The FDA accepted the use of the scale and agreed with our proposed primary endpoint. As a result, the Company plans to file its special protocol assessment with the FDA by the end of the third quarter of 2015.

Regarding SPN-812, the FDA accepted the Investigational New Drug application for the extended-release formulation.  The Company expects to be proceeding into a Phase IIb trial during the fourth quarter of 2015.

“As we demonstrated during our Investor Day in June, in addition to continued growth of our commercial products, we have a pipeline of product candidates that uniquely positions us in the CNS space and that is designed to provide us with sustainable long term growth,” said Mr. Khattar.

Product Sales and Gross Margin

Net product sales of Oxtellar XR in the second quarter of 2015 were $8.0 million, as compared to $7.2 million in the first quarter of 2015 and $5.0 million in the second quarter of 2014. Net product sales of Trokendi XR for the second quarter of 2015 were $26.3 million, as compared to $20.9 million in the first quarter of 2015 and $22.6 million in the second quarter of 2014.  Excluding the effect of a one-time increase of $12 million in net product sales during the second quarter of 2014 due to moving to revenue recognition based on shipments to wholesalers, net product sales of Trokendi XR for the second quarter of 2014 would have been approximately $10.6 million. On this basis, the year over year growth in Trokendi XR was $15.7 million or 148%.

Gross margin for the second quarter of 2015 was 94.9%.

Operating Expenses

Research and development expenses in the second quarter of 2015 were $6.9 million, as compared to $4.7 million in the same quarter last year. This increase is primarily due to increased clinical development activities associated with late-stage studies for SPN-810, including development of the outcome and assessment scale that we will use in the trials coupled with manufacturing of clinical supplies. The Company expects research and development expenses to increase significantly during the second half of 2015, as clinical development activities associated with SPN-810 and SPN-812 continue to ramp up throughout the year.

Selling, general and administrative expenses in the second quarter of 2015 were $23.3 million, as compared to $19.6 million in the same quarter last year.  The higher expense in 2015 reflects a full quarter’s impact of the expansion of the sales force that occurred in early 2014, coupled with increased promotional and marketing activities to support the growth of Trokendi XR and Oxtellar XR.

Operating Income and Earnings Per Share

The Company reported operating income in the second quarter of 2015 of $3.1 million, as compared to operating income of $3.8 million in the same period last year. This year over year change is due to the previously mentioned one-time $12 million impact to net product sales of Trokendi XR in the second quarter of 2014. Excluding this impact, there would have been an operating loss of ($7.6) million in the second quarter of 2014.  On this basis, the year over year growth in operating income was $10.7 million.

Diluted earnings per share were $0.03 in the second quarter ended June 30, 2015, compared to $0.08 in the same period last year.

Weighted average diluted common shares outstanding in the second quarter of 2015 were approximately 52.3 million, as compared to approximately 42.4 million in the same period last year.

As of June 30, 2015, approximately $10.7 million of the Company’s six year, $90 million notes, bearing interest at 7.5% per annum, remained outstanding.

Capital Resources

As of June 30, 2015, the Company had $103.3 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $94.2 million at December 31, 2014.

Financial Guidance

The Company is updating its full year 2015 financial guidance for both expected net product sales and operating income. The Company expects that net product sales will range from $135 million to $140 million, with operating income ranging from $8 million to $10 million. This compares to prior guidance of net product sales of $130 million to $140 million and operating income of $6 million to $10 million.

The Company continues to expect that research and development expenses will increase by greater than 50% in 2015 as compared to 2014 as the Company progresses the development of SPN-810 and SPN-812.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, August 5, 2015. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	84774084
Conference Call Name:	Supernus Pharmaceuticals 2Q 2015 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR (extended-release oxcarbazepine) and Trokendi XR (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)

Cash, cash equivalents and marketable securities	$69,791	$74,336
Accounts receivable, net	17,900	17,270
Inventories, net	13,592	13,441
Other current assets	4,457	3,845
Total Current Assets	105,740	108,892

Long term marketable securities	33,488	19,816
Property and equipment, net	2,908	2,448
Other long-term assets	12,032	6,352
Total Assets	$154,168	$137,508

Accounts payable	$4,518	$1,863
Accrued expenses	31,753	25,487
Deferred licensing revenue	143	143
Total Current Liabilities	36,414	27,493

Deferred licensing revenue, net of current portion	1,202	1,274
Convertible notes, net of discount	8,762	26,947
Other non-current liabilities	3,355	3,876
Derivative liabilities	2,070	6,564
Total Liabilities	51,803	66,154

Total Stockholders’ Equity	102,365	71,354
Total Liabilities & Stockholders’ Equity	$154,168	$137,508

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue
Net product sales	$34,266	$27,609	$62,363	$36,604
Licensing revenue	786	2,066	822	2,152

Total revenue	35,052	29,675	63,185	38,756

Costs and expenses
Cost of product sales	1,762	1,661	3,380	2,155
Research and development	6,878	4,677	10,561	9,159
Selling, general and administrative	23,336	19,581	42,737	37,109

Total costs and expenses	31,976	25,919	56,678	48,423

Operating income (loss)	3,076	3,756	6,507	(9,667)
Other income (expense)
Interest income and other income	162	85	275	187
Interest expense	(331)	(1,278)	(712)	(2,485)
Changes in fair value of derivative liabilities	1	678	(48)	1,355
Loss on extinguishment of debt	(241)	(39)	(2,375)	(1,732)

Total other income (expense)	(409)	(554)	(2,860)	(2,675)

Earnings (loss) before income taxes	2,667	3,202	3,647	(12,342)

Income tax expense	662	—	724	—

Net income (loss)	$2,005	$3,202	$2,923	$(12,342)

Income (loss) per common share:
Basic	$0.04	$0.08	$0.06	$(0.30)
Diluted	$0.03	$0.08	$0.06	$(0.30)

Weighted-average number of common shares:
Basic	47,911,932	42,056,285	46,246,866	41,595,232
Diluted	52,273,549	42,372,137	47,687,992	41,595,232

Supernus Pharmaceuticals, Inc.

Summary of Non-GAAP Adjustments

(in thousands)

		Adjustment
	GAAP	Revenue recognition	Non-GAAP

Three Months ended June 30, 2014
Net product sales	$27,609	$(12,000)	$15,609
Operating income	3,756	(11,400)	(7,644)

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com